Exhibit 10.3
FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (“Amendment”) is effective August 20, 2008, and serves to modify only those certain terms of the Employment Agreement (“Agreement”) dated and effective May 8, 2006, between Intervoice, Inc. (“Intervoice”) and                                          (the “Executive”), as stated herein.
     1. Paragraph 1(e) of the Agreement is amended to add the following sentence to the end thereof:
Notwithstanding the foregoing, a “Corporate Change” will not occur unless the event described in (i), (ii), (iii) or (iv) above also constitutes a change in the ownership or effective control of Intervoice or a change in the ownership of a substantial portion of the assets of Intervoice, as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5).
     2. The Agreement is amended to add the following as Paragraph 1(l):
     (l) “Code” means the Internal Revenue Code of 1986, as amended.
     3. Paragraph 7(a) of the Agreement is amended to add the following sentence to the end thereof:
Any amounts due under this Paragraph 7(a) shall be paid within 60 days following the Employment Termination Date.
     4. Paragraph 7(e)(i) of the Agreement prior to subparagraph 7(e)(i)(A) is amended by restatement in its entirety to read as follows:
          (i) If the Executive’s employment is terminated by Intervoice for any reason other than death, Inability to Perform, or Cause, or is terminated by the Executive for Good Reason, and in any such event the termination constitutes a “separation from service” (as defined by Intervoice in accordance with Section 409A of the Code and the regulations and other guidance thereunder), Intervoice will pay to the Executive, at the time and in the manner provided in Paragraph 7(e)(ii), 18 months’ Base Salary; provided, however, that Intervoice’s obligation under this Paragraph 7(e) is limited as follows:
     5. Paragraph 7(e)(i)(B) is hereby amended by restatement in its entirety and a new Paragraph 7(e)(i)(C) is hereby added to read as follows:

               (B) If the Executive is found guilty or enters into a plea agreement, consent decree, or similar arrangement with respect to any felony criminal offense or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with Intervoice or any of its Affiliates, or if Intervoice reasonably believes that the Executive has committed any act or omission that would have entitled Intervoice to terminate his employment for Cause, whether such act or omission was committed during his employment with Intervoice or any of its Affiliates or thereafter, (1) Intervoice’s obligation to make payments to the Executive under this Paragraph 7(e) shall immediately end, and (2) the Executive shall repay to Intervoice any amounts paid to him pursuant to this Paragraph 7(e) within 30 days after a written request to do so by Intervoice; and
               (C) Intervoice may delay any payment to the Executive under this Paragraph 7(e) if Intervoice reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the payment is made at the earliest date at which Intervoice reasonably anticipates that the making of the payment will not cause such violation and, provided further, that Intervoice treats all payments to similarly situated individuals on a reasonably consistent basis. For purposes of this subparagraph, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
     6. Paragraph 7(e)(ii) of the Agreement is hereby amended by restatement in its entirety to read as follows:
          (ii) The 18 months’ Base Salary payments provided for under this Paragraph 7(e) shall be paid in 36 equal semi-monthly installments, payable on the 15th and last day of each calendar month beginning with the first such date following the Employment Termination Date; provided however, that Intervoice’s obligation to make such payments to the Executive under this Paragraph 7(e) shall immediately end unless within 60 days after the Employment Termination Date, the Executive signs a general release agreement in a form acceptable to Intervoice and does not revoke such agreement.
     7. Paragraph 7(f)(i) of the Agreement is amended by restatement in its entirety to read as follows:
          (i) If, within the 18-month period following a Corporate Change, the Executive’s employment with Intervoice or an Affiliate or successor of Intervoice is terminated by the employer for any reason other than death, Inability to Perform, or Cause, or is terminated by the

Executive for Good Reason, and in any such event the termination constitutes a “separation from service” (as defined by Intervoice in accordance with Section 409A of the Code and the regulations and other guidance thereunder), the Executive will be paid, in lieu of any payment under Paragraph 7(e), a lump-sum amount equivalent to 2.00 times the sum of the Executive’s then-current Base Salary and the amount of annual incentive bonus(es) the Executive received for the last completed fiscal year of Intervoice under any program described in Paragraph 5(b). The payment provided for in this Paragraph 7(f)(i) shall be made as soon as administratively practicable, but in no event later than 30 days following the Employment Termination Date.
     8. The third sentence of Paragraph 7(f)(ii) is hereby deleted in its entirety and the last sentence of Paragraph 7(f)(ii) is hereby amended by restatement in its entirety to read as follows:
The Gross-Up Payment will be paid to the Executive as soon as administratively practicable, but in no event later than 30 days following the date the Executive remits the excise tax imposed by Section 4999 of the Code.
     9. Paragraph 7(g) of the Agreement is amended to add the following sentence to the end thereof:
     Such reimbursements shall be made on a monthly basis.
     10. Paragraph 7(i) of the Agreement is amended by restatement in its entirety to read as follows:
     (i) Compliance with Code Section 409A. Any provision of this Agreement to the contrary notwithstanding, all compensation payable pursuant to this Agreement that is determined by Intervoice in its sole judgment to be subject to Section 409A of the Code shall be paid in a manner that Intervoice in its sole judgment determines meets the requirements of Section 409A of the Code and any related rules, regulations or other guidance. If Intervoice determines that the Executive is a “specified employee” (as defined by Intervoice in accordance with Section 409A of the Code and the regulations and other guidance thereunder) on the date of the Executive’s “separation from service” (as defined by Intervoice in accordance with Section 409A of the Code and the regulations and other guidance thereunder), then, notwithstanding any provision of this Agreement to the contrary, no payment of compensation under this Agreement that is subject to Section 409A of the Code shall be made to the Executive during the period lasting six months from the date of the Executive’s separation from service unless Intervoice determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer adverse tax consequences pursuant to Section 409A of the Code and the regulations and other guidance thereunder. If any payment to the Executive is delayed pursuant to the foregoing sentence, such amount instead shall be paid on the earliest date that payment can be made to the Executive under Section 409A of the Code and the regulations and other guidance thereunder. For purposes of Section 409A of the Code, each payment or benefit due under this Agreement shall be considered a separate payment, and the Executive’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.
     11. Paragraph 12(a) of the Agreement is amended by restatement in its entirety to read as follows:
     (a) Indemnification against Claims. Intervoice shall indemnify the Executive from and against expenses (including attorney’s fees), amounts paid in settlement, judgments, or fines incurred by the Executive in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which the Executive is a party or is threatened to be made a party by reason of or arising out of the performance by the Executive of his position and duties under this Agreement, provided that the Executive acted in a manner he reasonably believed to be in or not opposed to the best interests of Intervoice, and with respect to any criminal action or proceeding, the Executive had no reasonable cause to believe his conduct was unlawful. This Paragraph 12 does not, however, supersede Intervoice’s remedies under Paragraph 7 of this Agreement.
     12. Paragraph 13 of the Agreement is amended by restatement in its entirety to read as follows:
13. Assistance in Litigation. During the Executive’s lifetime, the Executive shall, upon reasonable notice, furnish such information and proper assistance to Intervoice or any of its Affiliates as may reasonably be required by Intervoice in connection with any litigation in which Intervoice or any of its Affiliates is, or may become, a party. This obligation includes the Executive’s promptly meeting with counsel for Intervoice or any of its Affiliates at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to the Executive. Intervoice shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in rendering such assistance. Any such reimbursement shall be made by Intervoice upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to Intervoice (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred by the Executive). The amount of expenses eligible for reimbursement during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. After the termination of the Executive’s employment, when the time (excluding any telephone conversations of less than two hours’ duration) required of the Executive to provide information and assistance in accordance with this Paragraph 13 includes participation by the Executive on two or more consecutive days (including consecutive business days, where there are intervening holidays or weekends), Intervoice shall compensate the Executive on a per diem basis for each such day after the first, at the same daily rate of pay earned by the Executive as of the Employment Termination Date. Provided, however, that Intervoice shall provide no compensation, other than as may be required by law to be paid to a subpoenaed witness, if applicable, for any testimony, whether at trial or other hearing or upon deposition, given by the Executive.
     13. Except and only as expressly provided herein, all provisions of the Agreement shall remain unchanged and continue in full force and effect, and are hereby ratified by the parties hereto.
     IN WITNESS WHEREOF, Intervoice has caused this Amendment to be executed on its behalf by its duly authorized officer, and the Executive has executed this Amendment, effective as of the date first set forth above.

INTERVOICE, INC.		EXECUTIVE

By:

Name:

Title:

5